Exhibit 10(c)

                     BELL, BOYD & LLOYD
                 THREE FIRST NATIONAL PLAZA
             70 WEST MADISON STREET. SUITE 3300
                CHICAGO, IL  60602-4207

CAMERON S. AVERY
312 807-4321
cavery@bbl.com

                        October 28, 1996


Stein Roe Income Trust
One South Wacker Drive
Chicago, Illinois  60606

Ladies and Gentlemen:

                   Stein Roe High Yield Fund

We have acted as counsel for Stein Roe Income Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest (the "Shares") of the series of the Trust designated Stein Roe High Yield Fund (the "Fund") in registration statement no. 33-02633 on form N-1A (the "Registration Statement").

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and bylaws (the "Bylaws") of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Fund and the Registration Statement.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances as described in the prospectus of the Trust relating to the Fund included in Part A of the Registration Statement under the caption "Organization and Description of Shares").

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,